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                                                PLD TELEKOM INC. PRESS RELEASE

                                Contacts:       United States   U.K.
                                                Jim O'Brien     Tim Thompson
                                                (212)229-2222   +44 171 730-3999


FOR IMMEDIATE RELEASE

PLD TELEKOM INC. ANNOUNCES SALE OF EQUITY STAKE IN SPMMT FOR $17.2 MILLION

NEW YORK, June 18, 1997 - PLD Telekom Inc. (NASDAQ: PLDI; TSE: PLD) today announced the sale of its 10.4% shareholding in SPMMT, the long-distance and international switch operator in St. Petersburg, Russia, for $17.2 million.

     Mr. James Hatt, Chairman and Chief Executive Officer of PLD Telekom Inc., stated that the strategic rationale for holding equity in SPMMT had dissipated as PeterStar became more established and entrenched in St. Petersburg. The monies realized on the sale would be directed at enhancing the product and service portfolio of the company's operations, together with assisting the further development of Teleport-TP.

     PLD Telekom's strategy is to be a leading participant in the provision of telecommunications infrastructure, products and services in the emerging markets of the former Soviet Union, through partnerships with local, regional and national communications companies. It is already a major provider, through its operating ventures, of high quality local, long distance, and international telecommunications services in the Russian Federation and Kazakstan. The three principal business units are PeterStar, which provides integrated local, long distance and international telecommunications services in St. Petersburg through a fully digital fiber optic network; Teleport-TP, which provides international telecommunications services from Moscow and has launched a long distance service in the first group of cities of a planned pan-Russian network; and BECET International, which provides the only national cellular service in Kazakstan.




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